QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

TRANSCRIPT OF MIDWAY GAMES INC.
CONFERENCE CALL DATED APRIL 29, 2003

Operator:	Welcome to the Midway Games First Quarter Financial Results Conference Call.

During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question and answer session. At that time, if you have a question, please press the 1 followed by the 4 on your telephone.
As a reminder, this conference is being recorded, Tuesday, April 29, 2003.
I would now like to turn the conference over to Miguel Iribarren, Vice President of Corporate Communications and Strategic Planning. Please go ahead.
Miguel Iribarren:	Thank you, operator.

Good afternoon, everyone. With us today from Midway, our Chairman and CEO, Neil Nicastro, our Chief Financial Officer, Tom Powell, and our Executive Vice President and Head of Product Development, Ken Fedesna.

I'll begin today's call with the customary legal disclosures, after which, Neil will provide his comments on the quarter's results and our outlook and strategy for the rest of the year. Tom will then go into more financial detail regarding our results and guidance. And then after his remarks, we will open the line up for questions.

With that, I'll read our safe harbor statement and then turn the call over to Neil. Ladies and gentlemen, the following presentation and responses to questions may contain forward-looking statements concerning future business conditions and the outlook for Midway based on currently available information that involves risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other risks more fully described under "Item 1. Business—Risk Factors" in Midway's current Annual Report on Form 10K and the more recent filings made by Midway with the Securities and Exchange Commission.
Neil?
Neil Nicastro:	Okay. Thanks, Miguel.

Revenues increased 48% in the first quarter of 2003 to $45.8 million, up from $31 million in the first quarter of 2002 and exceeded the revenue guidance of $40 to $45 million we provided in February. The loss computed on a GAAP basis was $9.6 million or 21 cents per share in the first quarter of 2003, compared to a GAAP loss of $8.9 million or 20 cents per share in the first quarter of 2002.

The first quarter pro forma pre-tax loss was $1.7 million, excluding from the GAAP results approximately $6.7 million of charges primarily associated with the termination of certain games in development at our California studios and the consolidation of our product development operations in California. This loss compares with the pro forma pre-tax loss of $5.1 million last year and was better than the guidance we provided in February of a pro forma pre-tax loss of between $3 million and $5.5 million, excluding restructuring charges. A reconciliation of GAAP to our pro forma pre-tax loss is included in the press release distributed earlier today.

During the quarter, we shipped two major products, MLB Slugfest 20-04, across four platforms in the U.S. and Mortal Kombat: Deadly Alliance across four platforms in Europe. MK was our top selling game during the quarter. We have shipped over 2 million units of Mortal Kombat worldwide since the game's November 2002 debut.

The restructuring and other charges we booked during the quarter were $3.7 million higher than previously forecasted due to the cancellation of one additional title, Weasel, subsequent to our previously announced guidance. As we re-staffed our California development personnel from the Milpitas facility into the San Diego facility, we determined that proceeding with this game was not the best use of the newly combined resources.

Overall, the first quarter of 2003 was a success for Midway. We exceeded our revenue guidance, exceeded our earnings guidance, grew revenues nearly 50% over last year and generated $8 million of positive cash flow from operations. Cash increased to $55.8 million at the end of March from $49 million at the end of December.

The first quarter of 2003 was also a success for the industry overall. NPD Fun World reported that sales of video game software for the new generation home consoles grew nearly 27% year-over-year during the first quarter led by the dominant platform of this cycle, Sony's PlayStation 2. Earlier this year, Sony reported that sales of its PlayStation 2 console reached 50 million units worldwide which is more than double the level achieved by the original PlayStation during the same period of time after launch. Sony's recent announcement of its hardware and software expectations for 2003 are in line with our forecast for the year. We continue to expect growth in software sales for the new generation of home consoles in the range of 15% to 20% for this year.

Now, let's move to financial guidance. For the second quarter of 2003, we expect revenue of between $7 million and $11 million with the pro forma net loss of between $13 million and $15 million, excluding from GAAP results approximately $3 million of previously announced restructuring charges associated with the consolidation of product development operations in California. A reconciliation of GAAP net loss estimates to pro forma guidance is included in the press release distributed earlier today.

We expect to release only one game, Freestyle MetalX, during the second quarter of 2003 on the PlayStation 2 and Xbox consoles. We expect to ship the GameCube version of this game in the third quarter. The revenues projected in the quarter are expected to be low because we postponed the introduction of Freaky Flyers to the beginning of the third quarter. Freaky was not delayed because we couldn't get it out on time. We believe this is a fun and unique game that will sell in higher numbers if consumers get to try it first. Our focus testing demonstrated that players' intent to buy increased significantly after they played the game. So, we modified our marketing campaign to include a free demo game to be circulated with the July issue of Official PlayStation Magazine, which will hit the newsstands in June. Freaky will also be featured and playable at Sony PS2 kiosks in 18,000 retail locations prior to launch.

For the year ending December 31, 2003, Midway expects revenues of between $200 million and $230 million, an approximately 4% to 20% increase over 2002 revenues. We expect pro forma results for the year ending December 31, 2003 of between a profit of $2 million and a loss of $16 million, excluding from GAAP results approximately $9.6 million of charges associated with the termination of certain games in development at our California studios and the consolidation of our product development operations in California. A reconciliation of GAAP net loss estimates to this pro forma guidance is included in the press release distributed earlier today.

We previously provided guidance for the year ended December 31, 2003 of revenues of between $250 million and $275 million, with pre-tax income of between $20 million and $30 million, excluding any restructuring or other charges. We expect results for the year to be lower than previously forecasted primarily due to a reduction in the number of products we anticipate releasing in 2003, lower sales expectations for our 2003 GameCube products, and a larger allowance for advertising expenditures in the fourth quarter that we believe may be necessary to market our holiday period games.

We will delay introducing some titles previously scheduled to ship in 2003, including NARC, a multi-platform title based on Midway's classic coin-op game of the same name. NARC was a coin-op cult favorite when it was introduced several years ago. We believe the next generation remake of NARC has the potential of enjoying the same 1 million plus units selling status that our SpyHunter and Mortal Kombat remakes enjoyed in 2001 and 2002. However, the game as originally planned did not incorporate certain features that we now believe are necessary for hit status in today's more competitive industry environment.
We lowered our internal forecast for GameCube product sales for the year based on our revised expectations for retailer interest in GameCube products in 2003.

We also increased the size of our marketing budget to give us additional breathing room for more advertising and promotions in the fourth quarter as part of our effort to focus resources on a narrower group of products with better opportunities for success. We know that improved credibility of our financial forecast will enhance shareholder understanding and appreciation of Midway. In developing and communicating our publicly-stated financial forecasts, we've adopted a much more conservative bias.

There are many unforeseen and unanticipated moving parts in this industry. We believe the reliability of Midway's public financial guidance will be enhanced if we evaluate these unpredictable variables in a more guarded and circumspect fashion. As we enter 2003, we remain committed to our long term strategic goal of building a publishing enterprise focused on successful new generation console product offerings.

We're also cognizant of the fact that industry dynamics are changing rapidly and as a company, we must anticipate such changes so that we profit from new trends. Our business plans and any decisions to modify these plans will be driven by a focus on profitability and cash flow. If we can increase the profit and cash flow of a project by adding features or polish, we will do it.

Our product release schedule for 2003 has been streamlined to include only those games that represent the best opportunities for success based on market research and the buying patterns of today's gamers. We're extremely excited about this product line-up and we look forward to presenting these games at this year's E3 event in Los Angeles.

Finally, we have the personnel and resources to succeed in a highly, competitive, interactive entertainment industry. We have a strong balance sheet and the capital necessary to re-emerge as a top tier publisher. Our library of intellectual properties and established brands provide a solid foundation to draw upon to attract the attention of gamers in an increasingly crowded market.

Most importantly, we have the people and talent in place to ensure that we are creating fun, innovative video games that can appeal to the gaming masses. While the road over the last few years has been rocky, it is clear to me that Midway's best years are in front of it, not behind it.
Okay. Tom, will you give your financial guidance?
Tom Powell:	Thanks, Neil.

I'll begin by providing more details on the results of operations for the quarter ended March 31st. And for that quarter revenues were $45.8 million versus $31 million in the prior year quarter, as mentioned, an increase of 48% and slightly above our guidance of $40 to $45 million. The reported loss applicable to common was $9.6 million or 21 cents per share for the quarter. Cash provided by operations was approximately $7.7 million.

Revenues for the quarter resulted primarily from the introduction of Mortal Kombat in Europe, Mortal Kombat reorders in North America and from the introduction of SlugFest 20-04 in North America. In addition to the revenues from the new product introductions, we continue to leverage our growing portfolio of greatest hits and back catalog titles.

For the quarter, titles such as SpyHunter Greatest Hits, Gauntlet Dark Legacy and Ready 2 Rumble 2, accounted for approximately 7% of total revenues. Additionally, we realized significant revenues from the sale of remaining warehouse inventories of products initially introduced in the fourth quarter of 2002.

For the quarter, revenue mix by platform was 57% for the PlayStation 2, 25% for the Xbox, 11% for the GameCube, 5% for the Game Boy Advance and 2% on all other. As for our international business, non-U.S. revenues accounted for approximately 40% of the total. During the quarter, international revenues were positively impacted by the European launch of Mortal Kombat: Deadly Alliance. And as a result, a greater than is typical percentage of revenues were derived from our international business.

For the balance of the year, we anticipate that our international revenues will return to a level more in line with historical results. Full year, our expectation is that international revenues will be in a range of approximately 15% of the total revenues.

Gross profit for the quarter was 33% of revenues, down approximately 7 percentage points from the year ago level. The decreased gross profit is largely attributable to Midway experiencing a lower average selling price per unit during the first quarter of 2003 versus the year ago quarter. And as a result, product cost and distribution became a greater percentage of revenues and the margin declined.

The lower average selling price per unit was largely due to Midway clearing out remaining quantities of previously introduced titles such as Defender, Dr. Muto and Haven from the warehouse. Given that these were surplus quantities, we offered very attractive pricing in order to move out those remaining stocks. And we've largely gotten those products out of the warehouse as of the end of this quarter.

Turning to the balance sheet. As of March 31st, total cash and equivalents totaled approximately $56 million. Current assets minus current liabilities netted to approximately $90 million with a current ratio of 3.6. Looking at receivables, gross trade receivables were $42.7 million in comparison to $65.9 million at the end of the December quarter.

Provisions for price protection and bad debt were $10.6 million or 25% of gross trade receivables for the March quarter. This compares to $12.4 million or 19% of gross trade receivables for the December quarter. We believe that the established price protection reserves are adequate based on our comprehensive evaluations of field inventory levels and product sell through rates.

Day sales outstanding as calculated as net accounts receivable divided by average daily sales was 63 days for the March quarter, approximately the same as the December quarter figure of 61 days. Quarter end inventories were approximately $4.6 million, representing a 50% reduction for the December quarter level of $9.3 million.

The balance of capitalized product development cost as of March 31st totaled $30.1 million, up slightly from the December 2002 balance of $28.8 million. The total product development expenditures, which would include both the expense and capitalized cost, totaled $16.4 million for the quarter versus $26.7 million for the December quarter. The $10 million reduction in the product development quarterly run rate is largely attributable to actions that we've taken to reduce overall product development costs while focusing our resources on those projects that demonstrate the greatest potential for commercial success. And to an extent, the timing of certain milestone payments on third party development initiatives.
This concludes the financial update. Neil, back to you.
Neil Nicastro:	Okay. Operator, we would now like to open up the lines to the question and answer session.
Operator:	Thank you, sir.

Ladies and gentlemen, if you would like to register a question, please press the 1 followed by the 4 on your telephone. You will hear a three-tone prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3. If you're using a speakerphone, please lift your handset before entering your request.
One moment please for the first question.
The first question comes from the line of Mike Wallace with UBS Warburg. Please proceed with your question.
Mike Wallace:	Hi. A couple of questions, first, Tom, did you say you're cash flow positive in the quarter?
Tom Powell:	Yeah. Approximately $7.7 million cash flow positive.
Mike Wallace:	Okay.
Tom Powell:	From operations.
Mike Wallace:	Right. With all the losses the next couple of quarters, where do you see the cash balance bottoming out?
Tom Powell:
Well, I believe that the net income guidance or the pro forma guidance provided by Neil is probably a good proxy for the cash going forward for the balance of the year. So, it ties very closely with that. We've got some, you know, add backs for depreciation, we've got subtractions for CAPEX and cash restructuring charges. Those are about a wash, so I think, the best proxy is the guidance provided by Neil.
Mike Wallace:	So, you have enough cash for the next four quarters or so?
Tom Powell:	We believe we have enough cash, yeah, for operations.
Mike Wallace:
Okay. The capitalized software with, you know, canceling projects that sort of thing, do you think there's a charge coming there because that balance is pretty high at least relative to the revenue run rate?

Tom Powell:
Well, we have gone through and examined all of our products in the pipeline. And as an outcome of that, you know, we've taken some of the products out and we've taken charges for that. So, right now, you know, what's on the balance sheet reflects products that we believe strongly in and feel have commercial viability. So, we don't see anything forth coming at this time.
Neil Nicastro:	And that represents, Mike, games that are going to be released not just in 2003, but in 2004.
Mike Wallace:
Okay. The gross margins it looks like, you know, for the past five quarters or so they've been below 40%. Could you talk about the reason why I assume, you know, you're increasing reserves and that sort of thing? Do you think you get up to a reasonable gross margin anytime soon? I assume we're still looking a low one in the June quarter with only one game going out. You know, do you see those getting back towards 50%?
Neil Nicastro:
Yeah. You know, when you look back over the past year, you know, sometimes gross margins got hit because mostly they got hit because we've put out games that sold poorly and we ended up charging to cost of sales, the capitalized product development at higher rates than we would have expected. And very specifically and I point my finger to those games that were a debacle, you know, in the very end of the year, Dr. Muto, Haven and stuff like that.

We still had to deal with some of that going into the first quarter so that we had inventory that we cleared out of Muto and Haven and we sold it, you know, basically, at cost. Okay. Maybe in some cases even a little bit less than cost. So, that affected first quarter margins.

You know, moving forward and I didn't even put in my conference call comments because, you know, my credibility, you know, in the past talking about how a certain game is going to do well and they ended up doing poorly, okay, is probably shot. But the games that we have coming out this year, we think, are terrific.

We think that the games are the right type of games for the marketplace. They're the type of games that people are buying now, that they want to buy now, they're games that we all happen to like a lot more than, you know, some of the games that we've come out with over the past year. And I expect that they're going to sell like normal games which is going to then cause the margins, you know, to go back to an appropriate level.
Mike Wallace:	Okay. And then just one last question, on the sports side you're doing less of an arcade type game, more of a sim, don't you think that's going to make it tougher to go up against EA?
Neil Nicastro:
Yeah. If in fact that's all we did, Mike, was try to imitate EA, I would agree with you. But what we've done is—you know, part of our focus testing on our sport games revealed that people really like to play them, but they don't feel that they have to buy them, you know, as frequently as they buy a sim game. You know, they feel that they'll buy them once, a cycle and unless there's a dramatic improvement in the product, you know, it's pretty much the same game. They won't buy that type of game because it has roster changes and things like that.

Whereas if you look at our competitors' product it's sim based, you know, they enjoy good sales notwithstanding the fact that there are very small changes made, you know, to the underlying game year-to-year. So, one of the things that we identified with consumers was, you know, the mere fact that we had the wrong number of people in the team, you know, made it less of a game based upon that sport and more just a fun game. So, having eight people on the side in football, you know, they said, took it out of the context of being a football game. So, that's why Blitz Pro has 11 people on a side. It has first and 10 for the down. But it still has all the fun game play mechanics that made that product successful in the past.

Now, one thing, it's probably premature, you know, to even make a comment about this now because, I think, it's probably be a few years before this really kicks in. But one of the things—I think, you should start to—everybody should keep their eye on with respect to our sports games—our sports games historically have been the most fun games to play with multiple people.

And one of the things it's going to change in our business is the online business. And these games would be more fun to play online, okay, than our competitors' games because they're faster action, they're crazier, you know, the games aren't long, drawn out experiences. And people can really get satisfied, you know, in a 15- minute game play experience just like it was, you know, in the coin-op days, as we now move all these games to the online environment.

Maybe in the beginning, you know, with the more reduced penetration of broadband in the community, it'll have, you know, some success but I think it's the next cycle. It's this type of game that people will dig playing against other people online perhaps even more than sim games.

So, that's the direction we're going to. We're making these products more relevant. We're taking the hit product. We've done focus testing on the changes we're making. The consumers like them. They think the product is a better product now. We have solicited the input of magazine, both online people and magazine people, to come and look at the games. They all think we're moving in the right direction. They think the product is a better product because of it. So, we're excited.
Mike Wallace:	All right. Thanks.
Operator:	The next question will come from the line of John Taylor, with Arcadia Investment Corporation. Please proceed with your question.
John Taylor:
Hi. I've got a couple of questions, could you give us a sense of how much Mortal Kombat contributed to the first quarter in terms of percentage of revenue? Second, I'm curious if you could quantify the percentage of either Dollars or units that went out the door in essence as close outs. And then looking forward, can you help us conceptualize how you're thinking about the advertising budget? I mean, is there a fixed cost below which we don't go in lean revenue quarters? And then what is a variable pick up look like or can you give us a sense of, kind of, what the max/min might be in the course of the current year? Thanks. Bye.
Neil Nicastro:	Sure. Okay. I'll answer the Mortal Kombat question, the advertising question then Tom, after that, you address John's question about the close outs.

MK was about half of revenue for the first quarter on a worldwide basis. And with respect to advertising, you know, the driver for advertising is very often television. That's the thing that you put in place when you have expectations of certain levels of performance. I think we're going to experiment in looking at new and different ways to advertise our games. And, you know, that's really a separate issue from your question. Specifically, with respect to TV, it's going to be a result of a number of variables coming in to place at a particular point in time.

Most importantly is what is the percentage benefit you're going to get from TV and then some mathematical equation of—okay, if I increased my sales by 30%, 40%, 45%, whatever is the number that you use in your formula, I'll generate X millions of Dollars of incremental gross profit, the TV program will cost me, you know, Y millions of Dollars of expense and I'll get this particular type of return.

I think, that very often people jump to TV without a good studied financial examination of "is it going to make you more money or not?" In this case what we've done is, you know, we have a different philosophy that we're now employing in our forecast. And I think quite candidly it's because that we've disappointed in our forecast.

So, as we look at the year, you know, we're taking a much more careful and conservative viewpoint. We're adding expenses. We may not spend those extra Dollars in advertising. We may not see the bounce for the buck that they'll generate but we're going to provide for them in terms of our guidance. Okay? We assume that certain bad things may or may not happen. You know, our inclination now is to assume they're going to happen. Okay, so that we can be in a position of having much improved credibility in these forecasts.

So, I know I didn't give you all the specifics in terms of advertising. But in terms of television advertising which is the biggest variable, okay, that you will change in a particular period, that's the basis that we're going to analyze it with.
John Taylor:
You know, let me follow up on that if I can, if you don't just look at advertising but look at your selling expense line, you know, the lowest number that we've seen in several quarters, I guess, was, you know, fourth quarter of '01 which was 5.5 and then in March it had a 6.1. I mean, is, you know, in a light revenue quarter like June, can you get the number down much below that 5 or 6 range? And I guess, more specifically as you're looking forward to December in a way you're thinking about it, can you give us a sense on what the fixed component is below which is not going to go and then the variable would, you know, maybe follow 15%, 20% of sales, something like that?
Neil Nicastro:	Yeah. Okay. Okay. Hey, Tom, can you address yourself to what the approximate fixed cost of selling and marketing without the variable of advertising is?
Tom Powell:	I can. I don't know if I've got that right in front of me.

Neil Nicastro:
Okay. You know, our fixed costs, typically, are the much smaller component of what we put in SG&A. You know, we have from a sales organization standpoint, you know, a handful of sales people. We have in our marketing organization, you know, a bigger group. I say that on a combined basis, not including facilities, you're probably talking about $10 million bucks for a year. Okay, in terms of what that overhead level is, I mean Tom, will fix it.

So, with facilities and things, you know, that's kind of the bogey you're talking about, $3 million, $4 million bucks, okay, in terms of fixed costs with advertising expenditure being a variable on top of that.
John Taylor:	Okay. That's helpful. Thank you. And then the close outs percentage maybe?
Tom Powell:
Well, in terms of revenues that was up. If you look at Mortal Kombat and SlugFest, that accounted for about 75% of the total revenue. And then I don't have the specific unit number in front of me but, obviously, the unit was skewed very, very heavily towards the close outs given their much lower average selling price.
John Taylor:	Right. And Neil, you mentioned that the catalog, some of the properties that you're still happy with contributed a piece of that too, didn't it?
Neil Nicastro:	Say that question again because I didn't understand it, John.
John Taylor:	Yeah. You mentioned that some of your catalog properties that you like, Defender, I think, was one of them, contributed six to seven or something percent as well. Did I hear that right?
Tom Powell:
It was actually a comment that I had made and there are several products that continue to sell from our back catalog such as SpyHunter, Gauntlet, and that accounted for about 7%. And that does have a lower revenue. However, you know, the development costs are largely amortized. So, while the margin may not be terrific there aren't any development costs associated with this game. So, as a game itself it's fairly profitable for us.
John Taylor:	All right. Okay. And then last question, do you, at this point based on sell through rates of SlugFest, do you expect to be able to sell that through retail without any significant markdowns?
Neil Nicastro:
You know, I think that every game that anyone ever introduces eventually—just about every game eventually sees price reductions. Even the best sports games and even EA sports games eventually get price reduced. So, you know, I expect, in time, to the extent that retailers have product on the shelves and you're moving towards the end of the season, you know, those would be price reduced as will everybody else's products at that point in time.
John Taylor:	Okay. Great. Thank you.
Operator:	The next question will come from the line of Edward Williams with Gerard Klauer Mattison. Please proceed.
Edward Williams:
Good afternoon. A couple of questions for you. Can you, Tom, give us an idea as to where you expect capitalized development costs could be at the end of the year? And also give us indications as to how many games are in development at this point.

Tom Powell:
Sure. In terms of the capitalized development costs, we expect that to build at the end of June and September quarters and then at year-end to be at about a $32 million or so balance. So, we'll peak out just over $40 million during the year and end the year around $32 million.
In terms of games in development—see if I can refer to something quickly here.
Neil Nicastro:	What was the question?
Tom Powell:	How many games, actually in development.
Ken Fedesna:
There are approximately 68 different SKUs in development for 2003 and 69 different SKUs presently in development for 2004. However, we haven't started a couple of things in 2004 so I expect that to even increase over that. That includes both international and domestic SKUs.
Edward Williams:	Okay. Can you give us an idea kind of how many games that is?
Ken Fedesna:	Well, this year, we anticipate introducing ten different console titles and six GBA titles. Is that what you're looking for?
Edward Williams:	Yes, it is. And at this point how many internal teams do you have and what's the headcount like in product development?
Ken Fedesna:
Presently, we have eight internal teams and we are working with approximately, 17 different external developers on different properties. In terms of the headcount, it's approximately 350 people, not counting our QA department at the present time and that includes both Chicago and San Diego studios. And that includes the producers for the third party development that are also located physically in San Diego at the present time.
Edward Williams:	Okay. And, Tom, is there any currency impact in the quarter at all?
Tom Powell:	There was an impact of a couple hundred thousand dollars. Yeah.
Edward Williams:	Okay. Great. Thank you.
Operator:	Next question will come from the line of Arvind Bhatia with Southwest Securities. Please proceed with your question.
Arvind Bhatia:
Good afternoon, guys. Just a couple of questions here, first, Neil, I wanted to find out what your assumptions are for the software in terms of the pricing? You know, how many products are you viewing at full price point and how many are you assuming at the lower price point? And as far as MLB SlugFest is concerned, you know, what is your, you know, how do you think the product performed versus your expectations? And, you know, were there any lessons one way or the other for the next generation of that game?
Neil Nicastro:
Okay. With respect to pricing, I think it's likely that in the second half of this year hardware is going to come down in price. I know that no one's talking about it, no one is tipping their hand but I think it's more likely than not that you'll see some form of hardware pricing declines in the second half of the year.
Arvind Bhatia:	You're not expecting anything at E3 though?
Neil Nicastro:	Excuse me?

Arvind Bhatia:	Are you expecting any hardware price cuts at E3?
Neil Nicastro:
It's possible. I mean, I'm not going to be Jeane Dixon and then predict exactly what is going to happen. But, I think, that that's certainly one of those trigger event periods that hardware companies like to make decisions around.

With respect to the pricing of the products themselves, I believe that, you know, attractive games, games that are different will continue to command a pricing at the $50 retail level. That is always at this time of the cycle pressure on the part of your own sales people, pressure on the part of retailers to move to a lower price point, a $40 price point. I think the pressure is actually less pressure from the consumer because the consumer either likes the game or doesn't like the game. And a $10 difference in selling price isn't going to make that much difference to the consumer yet.

Okay. When you get more mass market with the consumer, they'll pay more attention to that. But I think that, you know, the pricing issues will probably be more retailer generated. And then, you know, there'll be biases, "Well we don't think this particular category of type of game should support that price—or there's so much competition in this category—we should do that."

If you have a different product, if you have a product that is not necessarily comparative with other company's products and it's a good product, I don't think you'll have difficulty maintaining the higher price point. And we have a mixture of both. We have some products will be coming out this year, it'll still be $50 retail products and we have other products that'll be coming out at $40 retail.
Arvind Bhatia:
As I look at the balance of the year, I think, you've got about 32 SKUs coming out. How many—I guess, excluding Game Boy Advance I think that might be 28 or so, how many of those 28 do you think you're targeting for full price point?
Neil Nicastro:	You know what, right now we're not going to give that information out, Arvind.
Arvind Bhatia:	Okay. And then the question on the SlugFest game.
Neil Nicastro:
Okay, SlugFest. One of the first things that we had to do with SlugFest is we had to get it on to a more normal cycle. So that I think that this year's SlugFest I would have liked it to have sold more units than it has. It's not a bad game but it's not a terrific selling game. Part of that is because, you know, we came out with last year's SlugFest late. We didn't sell the PS 2 version until the end of June. And then we had the Xbox and GameCube versions coming in, I think, it was August and as late as September.

So, we had a reduced period of time in which to do this year's version of SlugFest. We didn't have a full year to do SlugFest. We had several months. And as a consequence, we didn't get as many new features into the product as one would normally want with a normal cycle.

We are, however, doing all of those things to Blitz and Hitz. We're improving the products, we're adding a number of enhancements to them, we're improving the relevancy of those games and we're excited about what the consequences of that will be. We're going to be doing the same thing to baseball. The next baseball game is going to be dramatically improved over this year's baseball game. And we think that, you know, people will really appreciate, you know, the enhancements we're going to be making to it.
Arvind Bhatia:
Okay. And if you were to rank your top three games for the year—I know you don't like to make predictions but can you give your thinking on, you know, what's going to be your best game for the year or second and third?
Neil Nicastro:
Well, you know, we've got a situation where, I think, we have a number of beauties. We have more beauties this year than dogs. And I'll just go through, you know, a couple of comments on the games we have.

Espionage. Espionage is a product that's being developed here in Chicago. Its theme is a third person shooter, you know, along the lines of a Metal Gear Solid or a Splinter Cell. And it has a tremendous novel hook to it. Something that has never been done, you know, in the business before. You pick up and you say, "Oh my gosh, you know, why hasn't somebody done this?" And people really dig it.
The product is making great strides. People here are very excited about its potential. So, I clearly put that up as a game that I think has great potential.

There's a game called The Suffering which is a horror themed product also, you know, you shoot and you stab and you slaughter, that's coming out this fall. It is set in a prison and the opening movie really kind of tells the story. It's extraordinarily earthy, extraordinarily authentic in the manner in which prison life is depicted. And it's very, very weird and spooky. The design of this game was done, okay, in a way where the player is having flashbacks—the story is he is supposed to have killed his wife and children. And you don't know, did he really kill his wife and children or did he not kill his wife and children? He plays the game as a bad guy killing everything. Well, at the end of the game, we find out he did slaughter his wife and kids and we see what happened.

If in fact he plays the game as a good guy, in fact he was framed and he was set up and he didn't do it. But throughout the game are these weird flashback incidences, okay, that everyone who's seen the game, okay, thinks this game has the potential to be a blockbuster. That's Suffering.

SpyHunter 2. SpyHunter 2 is coming out. I don't think it's revolutionary because SpyHunter 1 came out, but it looks like a terrific game. It's being developed by the same company that did Midnight Club, the former Angel Studios, now our friends at Take Two. And that's looking good.

RoadKill. RoadKill is a game which is, for lack of a better description, a cross between a Twisted Metal Black and a Grand Theft Auto, in that you have this huge gigantic world, okay, where, you know, I guess, it's broken into different cities. But this huge world where you have a very deep one player game of blowing up things, maiming things, doing fun things, building gangs, having vendettas and then a terrific multiplayer game. The people who have seen this game and played the multiplayer in particular are very excited about it. So, I put that game up there.

Okay. Hold on, hold on, I'm not done. Ballers. We've got a basketball game. And it's being done by the same group of guys that did NBA Jam. And for those youngsters out there who don't know, NBA Jam actually—the original one, not the one that Acclaim has the title NBA Jam that they use. But the original NBA Jam, the biggest selling basketball video game in the history of the business. And these guys are producing a very unusual basketball game which I would call—a lot of bling, bling lifestyle elements to it that is, you know, similar in flavor, at least lifestyle to Def Jam Vendetta. But with Def Jam Vendetta is a game, you know, a wrestling game with—the game itself is not that much fun. You know, this is a real serious game player experience. Not one of these random occurrences but a game where constantly building up skill is going to be critical. You know, people think that's going to be popular.

And my favorite and I'm teasing when I say my favorite because, you know, we have the world out there says, "You can't sell a game that has any kid orientation. You can't sell something that looks cartoony." Freaky Flyers is going to be coming out shortly. We held that game because that's a great game. Whether it sells well or not, okay, well it remains to be seen because I think that people are very pessimistic about this, anything that sells to kids isn't going to sell. But this is a game that has terrific game play. And that's why we held it. I made a comment earlier. We held this game because everybody plays it, okay, loves this game. I think that could be something that performs better than we expected.
So, I know it's long winded but I had to—Kenny gave me a sheet, okay, and I had to address myself to the sheet.
Arvind Bhatia:
That's helpful. I appreciate you going through that. Final question on Mortal Kombat, I think I saw something recently in Europe and this might not be a big deal. But there were some issues with you having to withdraw your advertising, you know, regarding Mortal Kombat.
Neil Nicastro:
Yeah. In the U.K. I guess, they didn't like the ad that we used where people are being hugged and then when they pulled their hand away from the person they were hugging, you saw blood. And, you know, I think, that, you know, honest people can come to a lot of different interpretations of the ad. I guess the ad was effective in some respect because the game has sold terrifically well in the U.K.

And who was it that was—oh, Bela Lugosi, I think, who said, "You know, publicity is good publicity." I remember when Senator Lieberman complained about Mortal Kombat years ago as being a violent video game. And the more he complained on TV, the higher the sales went. So, I hope the same thing happens here.

Arvind Bhatia:	I understand how that works. Thanks.
Operator:	The next question will come for the line of Heath Terry with Credit Suisse First Boston. Please proceed with your question.
Heath Terry:
Thanks. Just looking at the sales of SlugFest and some of the other games in the sports category, you know, I know these are important franchises going forward. But at what point do sales get down to the point that the games are unprofitable and you decide that they are not worth doing going forward? I mean clearly these are categories that you face incredible levels of competition and, you know, I mean, even, you know, NBA Ballers which you mentioned coming out with, NBA Street coming out this year, the Activision game of a similar genre, how low do sales have to come in before you decide to discontinue, so to speak, a franchise?
Neil Nicastro:
Yeah. You know, I'll tell ya, when we hit the point where we believe that we have given the right and best effort to hitting the mark and the product doesn't sell well after that, then, we move away from it. You know, when we look at what we've done so far, we see components where we're very good at. We're good at certain things, but we need to have a better focus and a better understanding of what is going to drive the consumer to purchase these games on a repeat basis or, alternatively, what we do is if we determine that the changes we're making can't support repeat sales every year, then, it would certainly make sense to come out with these games on a less frequent basis of perhaps once a cycle or twice a cycle. Because when you, you know, one of the things Heath, when you look back, you know, the history, we haven't been as successful as we want to cause these products to sell well year in and year out. But every one of these sports that we've addressed, we've had a leader in. We had a best selling hockey game, we had a best selling football game, okay, we had a best selling baseball game.

The secret now, okay, that we have to discover is how do we make the product best selling year in and year out? Or if we can't do that, then the focus would be, let's make the product best selling on a cycle basis and not to feel obliged that we have to come out with it every year. And perhaps the off years, the appropriate strategy is just to sell the same version at a very attractive price point.
Heath Terry:	Okay. Thanks.
Operator:	The next question will come from the line of Stewart Halpern with RBC Capital Markets. Please proceed with your question.
Stewart Halpern:
Hi. Three questions, first, on the SKU count, in February you talked about 42 SKUs, for this year I'm counting 36 if my math's right. Other than NARC, can you talk about what may have shifted out of the year as opposed to have been canceled for one? Second, on your conversation about the increased marketing cost, can you talk about how much of the implications for increased marketing may be due to the fact that you've got a bunch of new brands and it's more expensive to launch new brands as opposed to just, you know, the competition in the marketplace is forcing everybody to spend more for everything as opposed to, I guess, perhaps, maybe just, you know, the assumptions that there's going to be higher CPMs?
Neil Nicastro:	Sure. Okay. I'm going to address marketing cost, Miguel, then you address...

Miguel Iribarren:	SKU counts.
Neil Nicastro:
SKU counts. You know, this is a placeholder to address what we would consider to be the upper limits of spending to give us flexibility to make decisions without it having any effect upon our guidance. It doesn't necessarily mean that the money has to be spent...
Stewart Halpern:	Right.
Neil Nicastro:
....in order to maximize sales. Every time we spend money in marketing, we have to be assured of the following. Not that it just increases the sales of the product, that's not the issue. The issue is does spending the money make us money. If we spent $1 million are we going to make an extra $2 million? If we spent $3 million are we going to make an extra $6 million? That's going to be the analysis. And, you know, that's an analysis that for these titles will likely weigh, okay, that we'll have an overall picture but no commitment until we move closer to digesting all the variables that exist at that point in time.
So, just to prepare ourselves to do it if we want to do it. We've laid in, okay, a greater degree of expense than, you know, we had previously in our budget. And we may or may not use it.
Miguel Iribarren:
And with regard to the SKU count, Neil, obviously, talked about NARC moving out. We also had a few unannounced titles that we—I know that's how we characterized them. They're primarily GBA titles that we're no longer pursuing. There's a few of them that we may look at again down the road but right now we're not including those titles in the SKU count going forward, we really can't provide any more detail on them because we haven't announced them, haven't talked about them, about the game.
Stewart Halpern:
Got that. Can I just ask one last one, embedded in the guidance range that you've given and, obviously, not asking you to comment on specifics of specific titles, could you comment though on, you know, to achieve the low end of your guidance range if you need to have any titles sold in excess of a million units across platforms?
Neil Nicastro:	No. The answer to that is easy. If that happens then the performance will be substantially greater than the guidance we've given.
Stewart Halpern:	Okay. Would you be looking for anything to be selling over 500,000 units?
Neil Nicastro:	No.
Stewart Halpern:	Okay. That's very helpful. Thank you.
Operator:	Ladies and gentlemen, as a reminder, to register a question, please press the 1 followed by the 4 on your telephone.
I will now turn the conference over to Mr. Nicastro.
Neil Nicastro:
Yeah. I was just going to stop you, operator if there were no other because I heard a pause and I figured there were no other questions. So, if that's the case, then, we'll end the call. But if you do have one last person, we'll take it.
Well, I guess, that silence is that there's no other questions, operator?
Operator:	No, sir. There are no further questions.

Neil Nicastro:	Okay. Thank you very much everyone. I look forward to chatting with you in about a few months when we come out with our second quarter results. Bye.
Operator:	Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your line.
END

QuickLinks

TRANSCRIPT OF MIDWAY GAMES INC. CONFERENCE CALL DATED APRIL 29, 2003